Exhibit 99.1


   InterDigital Announces Fourth Quarter and Full Year 2005 Financial Results; Company Projects First Quarter 2006 Revenue of $50 million to $52 million;
             Board Authorizes $100 Million Share Repurchase Program


     KING OF PRUSSIA, Pa.--(BUSINESS WIRE)--March 9, 2006--InterDigital Communications Corporation (Nasdaq:IDCC) today announced financial results for the fourth quarter and full year ended December 31, 2005. For the fourth quarter 2005, the company reported revenue of $40.5 million and net income of $45.0 million, or $0.80 per share (diluted). For the full year 2005, revenue and net income totaled $163.1 million and $54.7 million or $0.96 per share (diluted), respectively. The results for the full year and fourth quarter included non-cash, non-recurring tax benefits of $43.7 million, or approximately $0.76 per share (diluted), mainly related to the fourth quarter reversal of the company's valuation allowance against its federal deferred tax assets. The company ended 2005 with a cash and short-term investment position of approximately $105.7 million. This position is expected to be further strengthened in first quarter 2006 by approximately $111 million in royalty prepayments, the majority of which has been received, from both existing licensees and LG Electronics' (LG) first scheduled payment, net of related source withholding taxes, under its recently executed license agreement.
     The company also announced that its Board of Directors approved the repurchase of up to $100 million of the company's outstanding Common Stock. Shares may be repurchased, from time-to-time, through open market purchases, pre-arranged trading plans or privately negotiated transactions. The amount and timing of purchases will be based on a variety of factors, including potential stock repurchase price, cash requirements, acquisition opportunities, strategic investments and other market and economic factors.
     William J. Merritt, President and Chief Executive Officer, stated, "2005 marked another very good year for InterDigital. We substantially increased our revenue, further grew our already large base of patent licensees, added two customers for our HSDPA offering, returned $34 million to shareholders through the repurchase of two million shares of common stock and sharpened organizational focus to drive toward our ultimate goal of securing revenue from every 3G terminal unit sold. With the addition of LG as a licensee in early 2006, we now estimate that we derive revenue on approximately 35% to 40% of all 3G terminal units sold worldwide."
     Mr. Merritt added, "During 2005, we also expanded our dual mode modem offering for terminal units through both internal 3G development and external licensing of market-proven GSM/GPRS/EDGE technology. Our key goals for 2006 include completing and enhancing that offering and achieving meaningful market penetration, growing our base of patent licensees, expanding and defending our IPR position and seeking further investments in technologies that can enhance the attractiveness and profitability of our technology solutions. We are confident that these activities can drive even greater value for our shareholders. With our strong financial position, we can support investments in both our business opportunities and in our own stock in order to maximize the return of value to our shareholders."

     Fourth Quarter Summary

     Revenues in fourth quarter 2005 increased 19% to $40.5 million from $33.9 million in the fourth quarter 2004, driven by higher technology solution revenue and recurring royalties. For fourth quarter 2005, recurring royalty revenue of $36.2 million increased $3.3 million, or 10%, when compared to fourth quarter 2004. This increase was due to both royalties from new licensees in 2005 and generally higher royalties from existing licensees. Fourth quarter 2005 technology solution revenue of $4.3 million increased $4.1 million over last year's comparable fourth quarter primarily due to revenue from agreements with General Dynamics and Philips. Fourth quarter 2004 also included $0.8 million of non-recurring revenue, a portion of which related to past sales of products covered under a new license agreement. Licensees that accounted for 10% or more of fourth quarter 2005 revenue were NEC (28%), Sharp (25%) and Sony Ericsson (10%).
     The company's net income increased to $45.0 million, or $0.80 per share (diluted), in fourth quarter 2005 from a loss of $0.2 million, or breakeven earnings per share, in fourth quarter 2004. This increase was primarily due to the recognition of non-cash, non-recurring tax benefits of $43.7 million, mainly related to the reversal of the company's valuation allowance against its federal deferred tax assets.
     Fourth quarter 2005 operating expenses of $39.0 million increased 24% over fourth quarter 2004. The most significant quarter-over-quarter increases included an adjustment to the long-term compensation program accrual and ongoing patent arbitration and litigation costs. In fourth quarter 2005 total expense for current and now concluded patent arbitration or litigation was approximately $8 million. The balance of the increase from quarter-to-quarter was due to investments in key technology initiatives, higher patent amortization and repositioning activities.
     The company's fourth quarter 2005 tax expense, excluding non-recurring tax benefits of $43.7 million, was $1.1 million, consisting of non-cash charges for both federal income taxes and non-U.S. withholding taxes. Fourth quarter 2004 tax expense of $3.3 million consisted of non-cash charges for both federal income and non-U.S. withholding taxes.

     Twelve Month Summary

     For the full year 2005, revenues were $163.1 million compared to $103.7 million in 2004. This 57% increase was attributable to growth in royalties from patent licensees under agreements in effect at the beginning of 2005, new patent licensees added during 2005 and growth in revenue primarily related to technology solution agreements with General Dynamics and Philips. The increase was also due, in part, to the third quarter 2004 transition in reporting per-unit royalties which resulted in no per-unit royalties being recognized in that quarter. Revenues for 2005 included $133.9 million of recurring royalties, $10.2 million related to past sales of products covered under new license agreements and $19.0 million from technology solution agreements with General Dynamics and Philips. Revenues for 2004 included $101.6 million of recurring royalties, $1.8 million primarily related to past sales of products covered under new license agreements and $0.3 million from technology solution agreements. Licensees that accounted for 10% or more of full year 2005 revenue were NEC (30%) and Sharp (22%).
     The company reported net income of $54.7 million for the year 2005, or $0.96 per share (diluted), compared to net income in 2004 of $0.1 million, or breakeven earnings per share. The increase in net income was primarily due to higher revenue and non-cash, non-recurring tax benefits in 2005.
     Operating expenses of $146.0 million in 2005 increased 33% over 2004, due mainly to (i) significantly higher costs associated with patent licensing arbitration and/or litigation with Nokia, Samsung and Lucent (totaling nearly $28 million for the year), (ii) long-term compensation program costs, (iii) executive severance costs and (iv) investment in technology solution initiatives.
     In 2005, the company generated approximately $11.3 million of free cash flow(1). Also in 2005, the company expended $34.1 million in connection with the repurchase of two million shares of the company's stock and $8.1 million to acquire complementary patents and related assets.

     First Quarter 2006 Outlook

     Rich Fagan, Chief Financial Officer commented, "In first quarter 2006, we expect to report revenue of $50 million to $52 million. This revenue amount includes slightly more than $11 million related to the recently announced patent license agreement with LG (for which we are recognizing revenue associated with $285 million in total expected payments on a straight-line amortization over the approximately five-year term of the agreement) as well as increases in sales from some of our other licensees. We anticipate that first quarter 2006 operating expenses, excluding current patent arbitration or litigation costs, will be in line with those experienced in fourth quarter 2005 reflecting continued investment in our dual mode terminal unit offering. Patent arbitration and litigation expense will depend on the level of activity through the remainder of the quarter. Lastly, we expect that our book tax rate for first quarter 2006 will approximate 35% to 37%."

     About InterDigital

     InterDigital Communications Corporation designs, develops and provides advanced wireless technologies and products that drive voice and data communications. InterDigital is a leading contributor to the global wireless standards and holds a strong portfolio of patented technologies which it licenses to manufacturers of 2G, 2.5G, 3G and 802 products worldwide. Additionally, the company offers baseband product solutions and protocol software for 3G multimode terminals and converged devices, delivering time-to-market, performance and cost benefits. The company's financial strength and solid revenue base contribute to the continued investment in innovation and development that will shape the next generation of wireless technology. For more information, visit the InterDigital website: www.interdigital.com.

     (1) InterDigital defines "free cash flow" as operating cash flow less purchases of property and equipment and investments in patents.

     This press release contains forward-looking statements regarding our current beliefs, plans, and expectations as to (i) the percent of 3G terminal units sold on which we derive revenue (ii) our goals for 2006, (iii) our ability to support investment in business opportunities and our stock, and (iv) our first quarter 2006 revenue, operating expenses and book tax rate. Words such as "expect," "future," "should," "continue," "will," "assessing," "anticipate" or similar expressions are intended to identify such forward-looking statements.

     Forward-looking statements are subject to risks and uncertainties, and actual outcomes could differ materially from those expressed in or anticipated by such forward-looking statements due to a variety of factors including those identified in this press release as well as the following: (i) unanticipated delays, difficulties or acceleration in the execution of patent license agreements; (ii) our ability to leverage our strategic relationships and secure new relationships or appropriate technologies on acceptable terms, changes in the market share and sales performance of our primary licensees, delays in product shipments of our licensees, and any delay in receipt of quarterly royalty reports from our licensees; (iii) changes or inaccuracies in market data; (iv) the market relevance of our technologies, changes in technology preferences of strategic partners or consumers, the availability or development of substitute or competitive technologies, and the economy and sales trends in the wireless market; (v) changes in personnel costs and commissions; (vi) the resolution of current legal proceedings or unanticipated additional legal proceedings, or changes in the schedules or costs associated with current proceedings, or adverse rulings in such legal proceedings; and, (vii) changes in our foreign withholding tax. We undertake no duty to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.


                  SUMMARY CONSOLIDATED STATEMENT OF OPERATIONS
                  --------------------------------------------
                        For the Periods Ended December 31
                  (Dollars in thousands except per share data)
                                   (unaudited)

                                 For the Three       For the Twelve
                                  Months Ended        Months Ended
                                  December 31,        December 31,
                               ---------------------------------------
                                 2005      2004      2005      2004
                               ---------------------------------------
REVENUES                        $40,489   $33,932  $163,125  $103,685
                               --------- --------- --------- ---------

OPERATING EXPENSES:
  Sales and marketing             2,299     1,792     7,914     6,201
  General and administrative      6,252     5,756    24,150    21,622
  Patents administration and
   licensing                     13,377    10,702    49,399    30,340
  Development                    16,391    13,127    63,095    51,218
  Repositioning                     631       (11)    1,480       596
                               --------- --------- --------- ---------
                                 38,950    31,366   146,038   109,977
                               --------- --------- --------- ---------

  Income (loss) from operations   1,539     2,566    17,087    (6,292)

NET INTEREST & OTHER INVESTMENT
 INCOME                             918       617     3,164     1,743
                               --------- --------- --------- ---------

  Income (loss) before income
   taxes                          2,457     3,183    20,251    (4,549)

INCOME TAX BENEFIT (PROVISION)   42,573    (3,347)   34,434     4,704
                               --------- --------- --------- ---------

  Net income (loss)              45,030      (164)   54,685       155

PREFERRED STOCK DIVIDENDS             -         -         -       (66)
                               --------- --------- --------- ---------

NET INCOME (LOSS) APPLICABLE TO
 COMMON SHAREHOLDERS            $45,030    $ (164)  $54,685      $ 89
                               ========= ========= ========= =========

NET INCOME PER COMMON SHARE -
 BASIC                            $0.83        $-     $1.01        $-
                               ========= ========= ========= =========

WEIGHTED AVERAGE NUMBER OF
 COMMON SHARES OUTSTANDING -
 BASIC                           53,943    55,036    54,058    55,264
                               ========= ========= ========= =========

NET INCOME PER COMMON SHARE -
 DILUTED                          $0.80        $-     $0.96        $-
                               ========= ========= ========= =========

WEIGHTED AVERAGE NUMBER OF
 COMMON SHARES OUTSTANDING -
 DILUTED                         56,370    55,036    57,161    59,075
                               ========= ========= ========= =========


                                SUMMARY CASH FLOW
                                -----------------
                        For the Periods Ended December 31
                             (Dollars in thousands)
                                   (unaudited)

                                 For the Three       For the Twelve
                                  Months Ended        Months Ended
                                   December 31,        December 31,
                               ------------------- -------------------
                                  2005      2004      2005      2004
                               ------------------- -------------------

Net income (loss) before income
 taxes                           $2,457    $3,183   $20,251   $(4,549)
Taxes paid                            -         -      (755)   (4,187)
Depreciation & amortization       5,540     4,121    21,187    15,807
Increase in deferred revenue     11,500     3,208    57,605    66,202
Deferred revenue recognized     (21,906)  (16,702)  (65,553)  (53,601)
(Increase) decrease in
 operating working capital,
 deferred charges and other      (1,519)   (3,342)      921    28,312
Capital spending & patent
 additions                       (5,777)   (5,429)  (22,326)  (16,899)
                               --------- --------- --------- ---------
   CASH FLOW BEFORE FINANCING
    ACTIVITIES                   (9,705)  (14,961)   11,330    31,085

Asset acquisition                     -         -    (8,050)        -
Disposal of fixed assets            169         -       169         -
Debt decrease & preferred
 dividends                          (84)      (47)     (327)     (236)
Repurchase of common stock            -         -   (34,085)  (17,061)
Stock issued                      1,101     1,904     4,853    12,103
                               --------- --------- --------- ---------
   NET (DECREASE) INCREASE IN
    CASH AND SHORT-TERM
    INVESTMENTS                 $(8,519) $(13,104) $(26,110)  $25,891
                               ========= ========= ========= =========


                             CONDENSED BALANCE SHEET
                             -----------------------
                             (Dollars in thousands)
                                   (unaudited)

                                             December 31, December 31,
                                                 2005         2004
                                             ------------ ------------
Assets
------
Cash & short-term investments                   $105,708     $131,818
Accounts receivable                               19,534       11,612
Current deferred tax assets                       42,103        5,170
Other current assets                               8,370        8,017
Property & equipment and Patents (net)            70,176       51,688
Long-term deferred tax assets and non-current
 assets                                           53,646       33,615
                                             ------------ ------------
TOTAL ASSETS                                    $299,537     $241,920
                                             ============ ============
Liabilities and Shareholders' Equity
------------------------------------
Current portion of long-term debt                   $350         $212
Accounts payable & accrued liabilities            30,129       21,546
Current deferred revenue                          20,055       28,075
Long-term deferred revenue                        71,193       71,121
Long-term debt & long-term liabilities             3,496        5,307
                                             ------------ ------------
TOTAL LIABILITIES                                125,223      126,261
SHAREHOLDERS' EQUITY                             174,314      115,659
                                             ------------ ------------

TOTAL LIABILITIES & SHAREHOLDERS' EQUITY        $299,537     $241,920
                                             ============ ============


     The company's short-term investments are comprised of high quality credit instruments including U.S. Government agency instruments and corporate bonds. Management views these instruments to be near equivalents to cash and believes that investors may share this viewpoint. This release includes a summary cash flow statement that reflects the key activities causing the change in both our cash and short-term investment balances. One of the subtotals in the summary cash flow statement is cash flow before financing activity. Management has presented a reconciliation of this non-GAAP line item to net cash provided by operating activities below:


                                 For the Three       For the Twelve
                                  Months Ended        Months Ended
                                   December 31,        December 31,
                               ------------------- -------------------
                                 2005      2004      2005      2004
                               ------------------- -------------------

Net cash (used) provided by
 operating activities           $(3,959)  $(9,589)  $33,674   $48,230
Purchases of property and
 equipment                       (1,366)   (1,092)   (5,372)   (3,746)
Patent additions                 (4,411)   (4,337)  (16,954)  (13,153)
Unrealized gain (loss) on
 short-term investments              31        57       (18)     (246)
                               --------- --------- --------- ---------
Cash flow before financing
 activities                     $(9,705) $(14,961)  $11,330   $31,085
                               ========= ========= ========= =========


     InterDigital is a registered trademark of InterDigital Communications Corporation.


     CONTACT: InterDigital Communications Corporation
              Media Contact:
              Jack Indekeu, 610-878-7800
              jack.indekeu@interdigital.com
               or
              Investor Contact:
              Janet Point, 610-878-7800
              janet.point@interdigital.com